                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       GEORGIA CAROLINA BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              2805 WRIGHTSBORO ROAD
                             AUGUSTA, GEORGIA 30909

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2001


         The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the "Company") will be held on Wednesday, May 16, 2001 at 3:00 p.m., at the Radisson Riverfront Hotel, 2 10th Street, Augusta, Georgia 30901, for the following purposes:

         (1) To elect six Class I directors to hold office until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 25, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                         By Order of the Board of Directors,

                                         /s/ J. Harold Ward, Jr.


                                         J. Harold Ward, Jr.
                                         Secretary

Augusta, Georgia
April 30, 2001



YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              2805 WRIGHTSBORO ROAD
                             AUGUSTA, GEORGIA 30909


                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2001

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2001, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 30, 2001. The address of the principal executive offices of the Company is 2805 Wrightsboro Road, Augusta, Georgia 30909.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named herein and, on the other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

         The record of shareholders entitled to vote at the Annual Meeting was taken on April 25, 2001. On that date, the Company had outstanding and entitled to vote 937,350 shares of common stock, par value $.001 per share, with each share entitled to one vote.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company, pursuant to the Company's Bylaws, has set the number of directors to serve for the next year at 17. The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. Six Class I directors are presently standing for election to the Board of Directors. The Class I directors elected will serve for a term of three years and until their successors are elected and qualified.

         In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than six nominees. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of Company common stock is required for the election of the six nominees. Of the nominees listed below, Messrs. Farr, Fowler and Greene have been directors of the Company since the Company commenced operations in February 1997. Messrs. Gay, Hamilton and Hatcher were appointed as directors of the Company in December 1997 in connection with the expansion of the Company's wholly owned subsidiary, First Bank of Georgia (the "Bank") into the Augusta market area. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class I directors to succeed themselves for a term of three years, expiring at the 2004 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         PHILLIP G. FARR, age 52, founded a local certified public accounting firm in 1975 in Thomson, Georgia and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995.

         SAMUEL A. FOWLER, JR., age 54, is currently a partner in the Thomson, Georgia law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's legal counsel. Mr. Fowler serves as the Chairman of the Board of Directors of the Company.

         ARTHUR J. GAY, JR., age 54, is President and Chief Executive Officer of T and T Associates, Inc., a land developing and consulting firm that he founded in 1996. From 1970 to 1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

         JOSEPH D. GREENE, age 60, is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Board of Directors of Cerulean Companies, Inc., a holding company for Blue Cross & Blue Shield of Georgia, Inc., the Greater Augusta Community Foundation, Southeastern Technology

Center, the National Science Center's Fort Discovery and the University of Georgia Terry College of Business.

         HUGH L. HAMILTON, JR., age 47, has been the President and Chief Executive Officer of Environmental Management & Design since December 1999. From 1996 to December 1999, Mr. Hamilton was the General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an active member of the Rotary Club of Augusta. He serves on the Board of Directors of the Boys and Girls Club, the Episcopal Day School and the Tuttle-Newton Home. He is a past board member of the Georgia-Carolina Council of the Boys Scouts of America.

         WILLIAM G. HATCHER, age 75, is Chief Executive Officer and principal shareholder of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973. In 1998, MAU won the 1998 Kennesaw State University "Medium-Sized Family Business of the Year Award" for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the Board of Directors for the Boys Club for 30 years.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the Annual Meeting.

         Class II Directors, serving for a term expiring at the 2002 Annual Meeting of Shareholders:

         LARRY DEMEYERS, age 54, served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from those positions in November 1997. Mr. DeMeyers was associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is a past President and a member of the Augusta Kiwanis Club. He currently serves as Treasurer of the St. Joseph Hospital Foundation and as Secretary and a member of the Board of Governors of the Augusta Country Club. He is also an active member of Reid Memorial Presbyterian Church.

         J. RANDAL HALL, age 42, is an attorney at law with the law firm of Hunter, Maclean, Exley & Dunn, P.C., which in 1999 merged with Mr. Hall's former firm, Hall & Mullins, P.C., which he founded in 1996. Hunter, Maclean serves as the Bank's legal counsel. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the Board of the Augusta Southern Nationals, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is a member of the Augusta-Richmond County Planning Commission.

         GEORGE O. HUGHES, age 77, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947.


         GEORGE H. INMAN, age 69, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car since 1978. Mr. Inman is a graduate of the Georgia Institute of Technology. For a number of years he served on the

Board of Directors of Junior Achievement of Augusta and the Board of Directors of the Augusta Chamber of Commerce. Mr. Inman also served on the Board of Directors of Bankers First Savings Bank in Augusta for approximately nine years.

         JAMES L. LEMLEY, M.D., age 42, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

         JULIAN W. OSBON, age 61, is Chairman and Chief Executive Officer of Charter Management, d/b/a Osbon & Associates, an Augusta consulting and management firm he founded in 1997. Prior to 1997, Mr. Osbon was Chairman and Chief Executive Officer of Osbon Medical Systems. Mr. Osbon is Chairman of the Board of Directors of the CSRA Community Foundation and First Vice President of Historic Augusta, Inc. He also serves as President Elect of Augusta Tomorrow, Inc. and on the Board of Directors of the Metro Augusta Chamber of Commerce, Main Street Augusta, the Augusta State University Foundation, and the East Georgia Easter Seals. In 1997, he received the Spirit of Georgia Award presented by the State of Georgia. He was also named Philanthropist of the Year in August in 1996 and Small Businessman of the Year in 1995 by the State of Georgia.

         Class III Directors, serving for a term expiring at the 2003 Annual Meeting of Shareholders:

         PATRICK G. BLANCHARD, age 57, has served as President and Chief Executive Officer of the Company since October 1997. Mr. Blanchard also serves as Vice Chairman of the Bank. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988 and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is a past President of the Columbia County Chamber of Commerce and a past Chairman of the Board of the Metro Augusta Chamber of Commerce. He recently served as the Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named "1994 CEO of the Year" by the Augusta Business Journal and was named "1995 Sponsor of the Year" by the Credit Professionals International of Georgia. He was recognized by the International Fraternity of Delta Sigma Phi as the 1999 recipient of their National Career Achievement Award.

         DAVID W. JOESBURY, SR., age 51, is President of Joesbury Insurance Agency, Inc. and has served in various capacities with that company since 1971. Mr. Joesbury previously served as Chairman of the Board of Directors of the Company from 1997 to 1999.

         JOHN W. LEE, age 62, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee currently serves as Chairman of the Board of Directors of the Bank. Mr. Lee previously served on the Boards of Directors of the Bank of Thomson and Allied Bankshares, Inc. Mr. Lee is a member of the Boards of Directors of University Hospital and the CSRA Community Foundation.

         ROBERT N. WILSON, JR., age 49, has served as manager and broker of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties as well as the company's real estate and insurance businesses. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991.

         BENNYE M. YOUNG, age 58, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

         In addition to the executive officers and directors listed above, the following persons are executive officers of the Company:

         REMER Y. BRINSON, III, age 40, has served as the President of the Bank since October 1999. Prior to joining the Bank, Mr. Brinson served as a Senior Vice President of Regions Bank and Allied Bank of Georgia from 1994 to 1999. During 1994, Mr. Brinson served as the President and Chief Executive Officer of Citizens Bank & Trust Company until it was acquired by Allied in late 1994. Mr. Brinson began his banking career with Georgia Railroad Bank & Trust Company in 1982, and served in various capacities with Georgia Railroad and its acquiror, First Union until 1994. Mr. Brinson is a native of Augusta, Georgia and a graduate of the University of Georgia, Athens, Georgia, and the Georgia School of Banking. Active in the community, Mr. Brinson serves as Chairman of the Episcopal Day School Board of Trustees and on the Board of Directors of Sacred Heart Cultural Center, and CSRA Development Companies.

         J. HAROLD WARD, JR., age 58, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of the Company's operations in February 1997. Prior to his employment with the Bank, from September 1992 to April 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March 1987 to September 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company held 10 meetings during the year ended December 31, 2000. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors and the committees on which he or she served. The Board of Directors of the Company has a standing audit committee. The Board does not have a compensation committee or a directors nominating committee, as the responsibilities which would normally be served by such committees is served by the Company's entire Board of Directors.

         The Audit Committee, which met five times during 2000, is authorized to nominate the Company's independent auditors and to review and make recommendations to the Board of Directors of the Company with respect to their audit procedures and auditors' reports. The Audit Committee's members are Phillip G.

Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George O. Hughes, George H. Inman, and James L. Lemley, M.D. All six members of the Audit Committee are "independent" as defined in the National Association of Securities Dealer's listing standards. The Board of Directors has not adopted an audit committee charter. The report of the Audit Committee appears below.

AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Company for the year ended December 31, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

         In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2000 be included in the Company's Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

                                  Respectfully submitted,

                                  The Audit Committee

                                  Phillip G. Farr        George O. Hughes
                                  Arthur J. Gay, Jr.     George H. Inman
                                  Hugh L. Hamilton, Jr.  James L. Lemley, M.D.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of copies of such reports, and any amendments thereto, furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were satisfied, except that Mr. Osbon reported on Form 5 rather than a timely Form 4 certain purchases of shares of the Company's common stock, and Mr. Blanchard inadvertently filed late a Form 5.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Exchange Act, the Company has adopted a policy requiring all
Section 16 reporting persons to report monthly to a designated employee of the Company as to whether any transactions in the Company's common stock occurred during the previous month.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 25, 2001 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer (as defined herein); and (iv) all executive officers and directors of the Company as a group:


                                                                                                  Percent of
                                                                  Amount and Nature of           Outstanding
Name of Beneficial Owner                                        Beneficial Ownership(1)             Shares

Patrick G. Blanchard(2)...............................                    8,486                        *
Remer Y. Brinson, III(3)..............................                    4,000                        *
Larry DeMeyers........................................                    5,100                        *
Phillip G. Farr(4)....................................                   11,350                       1.3%
Samuel A. Fowler, Jr.(5)..............................                   10,700                       1.1%
Arthur J. Gay, Jr. ...................................                    4,100                        *
Joseph D. Greene......................................                   14,200                       1.5%
J.  Randal Hall.......................................                    4,100                        *
Hugh L. Hamilton, Jr..................................                   14,915                       1.6%
William G. Hatcher....................................                   13,374                       1.4%
George O. Hughes(6)...................................                   40,565                       4.3%
George H. Inman.......................................                   14,012                       1.5%
David W. Joesbury, Sr.(7).............................                   12,940                       1.4%
John W. Lee...........................................                   43,104                       4.6%
James L. Lemley, M.D.(8)..............................                   33,900                       3.6%
Julian W. Osbon.......................................                   41,285                       4.4%
Robert N. Wilson, Jr.(9)..............................                   13,320                       1.4%
Bennye M. Young(10)...................................                   15,100                       1.6%
The Prime Group, Inc.(11).............................                   59,058                       6.2%
All directors and executive officers as a group (19                     311,931                      32.9%
persons)(12)..........................................

----------------------------
*     Represents less than 1%
(1) "Beneficial Ownership" includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages are based upon 937,350 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 937,350 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.
(2)   Includes 2,889 shares subject to presently exercisable options.
(3)   Represents shares subject to presently exercisable stock options.
(4) Includes 200 shares owned by Mr. Farr's wife and as to which Mr. Farr shares voting and investment power.

(5) Includes 100 shares owned by Mr. Fowler's wife and as to which Mr. Fowler shares voting and investment power. Also includes 500 shares held by the Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.
(6) Includes 4,914 shares owned by Mr. Hughes' wife and as to which Mr. Hughes shares voting and investment power with respect to such shares. Also includes 5,946 shares held by G.O. Hughes Furniture Co., Inc., to which Mr. Hughes has sole voting and investment power.
(7) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power. Also includes 100 shares held by Joesbury as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(8) Includes 33,500 shares owned by the Patricia M. Lemley Trust (the "Trust"). James L. Lemley is a Co-Trustee of the Trust and shares voting and investment power with respect to these shares. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other Co-Trustee of the Trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the Trust.
(9) Includes 2,770 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Mr. Wilson has sole voting and investment power with respect to such shares. Also includes 1,200 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(10)     Includes 1,700 shares held by Ms. Young as custodian for her children.
(11) Includes 12,000 shares subject to presently exercisable stock options. Share ownership is based on a Schedule 13G dated February 21, 2001 filed by Prime Group, Inc., Victor J. Mills, Oliver W. Owens and Mills Family Partners, L.P. The address of Prime Group, Inc. is Suite 400, 699 Broad Street, Augusta, Georgia 30901. The address of Victor J. Mills and Mills Family Partners, L.P. is 736 Jones Creek, Evans, Georgia 30809. The address of Oliver W. Owens is 3535 Pebble Beach Drive, Augusta, Georgia 30907. The Company makes no representation as to the accuracy or completeness of the information reported.
(12)     Includes 12,189 shares subject to presently exercisable options.


                             EXECUTIVE COMPENSATION

        The following table sets forth certain summary information regarding all cash and noncash compensation paid during the last three fiscal years to Patrick
G. Blanchard, the Chief Executive Officer of the Company and the other executive officers of the Company who earned more than $100,000 during fiscal 2000 (together with the Chief Executive Officer, the "Named Executive Officers"). No other executive officer of the Company received annual salary and bonus in excess of $100,000 during 2000.

                          SUMMARY COMPENSATION TABLE(1)

                                                         ANNUAL                   LONG TERM
                                                      COMPENSATION              COMPENSATION
                                                      ------------              ------------

                                                                                 SECURITIES
NAME                                                                             UNDERLYING               OTHER
PRINCIPAL POSITION                  YEAR              SALARY        BONUS         OPTIONS              COMPENSATION
------------------                  ----              ------        -----         -------              ------------
Patrick G. Blanchard                2000             $120,000      $23,658          4,000               $ 2,671(3)
President and Chief Executive       1999              120,000           --          8,000                 1,733(4)
Officer                             1998              120,000           --           --                   2,928(5)
Remer Y. Brinson, III               2000             $120,000      $23,658          4,000               $ 1,302(6)
President of First Bank of          1999(2)            50,000           --          8,000                   234(6)
Georgia

-------------------------

(1)      All compensation was paid by the Bank.
(2)      Mr. Brinson joined the Bank in October 1999.
(3) Represents $1,303 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $1,368.

(4) Represents $630 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $1,103.
(5) Represents $630 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $2,298.
(6)      Primarily represents automobile allowance.


EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The term of the employment agreement is renewed for a three-year period on the last day of February of each year, upon a determination by the Board of Directors of the Company and the Bank that the employment agreement should be extended.

         Mr. Blanchard's employment agreement provides for an annual base salary of $120,000 per year and an annual incentive bonus of $12,000 if the Bank meets specific performance goals. Stock options are also provided under the employment agreement. On April 1, 1999, Mr. Blanchard was granted an option to purchase 7,409 shares of common stock at an exercise price of $13.50 share. The option is subject to a vesting schedule based principally on certain performance criteria of the Bank. The vesting schedule is as follows: approximately 25%, or 1,853 shares, vested on April 1, 1999, approximately 25%, or 1,852 shares, will vest at the end of the calendar year when the Bank's average assets exceed $100 million, approximately 25%, or 1,852 shares, will vest at the end of the calendar year when the Bank's average assets exceed $150 million, and approximately 25%, or 1,852 shares, will vest at the end of the calendar year when the Bank's average assets exceed $200 million. The stock option expires on the tenth anniversary of the date of grant. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

         Under the employment agreement, in the event Mr. Blanchard's employment is terminated in connection with or within three years after any "change of control" (as defined in the employment agreement) of the Company, other than for "cause" (as is also defined in the employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities relative to those prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for any other reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for a three-year period on each anniversary of the date of the agreement, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

         The employment agreement further provides that Mr. Blanchard's employment is terminable for cause. If Mr. Blanchard's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

SEVERANCE AGREEMENT

         Each of Remer Y. Brinson, III, President of First Bank of Georgia, and
J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company, has entered into a severance agreement with the Company containing terms substantially similar to the change of control provisions contained in Mr. Blanchard's employment agreement. Neither Mr. Brinson nor Mr. Ward, however, has entered into an employment agreement with the Company.

STOCK OPTION PLAN

         Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Plan. Pursuant to the plan of reorganization, the Company adopted the Plan and the shares of Bank common stock reserved for issuance under the Plan became shares of Company common stock. The Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The maximum number of shares which shall be reserved and made available for sale under the Plan is 100,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the Plan. Under the Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the Plan. The Plan is administered by the Board of Directors of the Company or by a committee comprised of no fewer than two members appointed by the Board of Directors from among its members (the "Committee"). Members of the Committee are required to be "Non-Employee Directors" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, and with the exception of certain nonqualified options granted to Non-Employee Directors, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

         The following table provides certain information concerning individual grants of stock options made during the fiscal year ended December 31, 2000 to the Named Executive Officers.




                                                       INDIVIDUAL GRANTS
                                                 -------------------------------

                                                              % OF TOTAL OPTIONS
                                           NUMBER OF              GRANTED TO
                                            OPTIONS          EMPLOYEES IN FISCAL        EXERCISE PRICE       EXPIRATION
NAME                                      GRANTED(1)                 YEAR                ($ PER SHARE)          DATE
----                                      -----------               ------               -------------         -----
Patrick G. Blanchard ................        4,000                  27.6%                   $11.50            12/20/10
                                             4,000                  27.6%                   $11.50            12/20/10
Remer Y. Brinson, III ...............

---------------------

(1) Options become exercisable in equal increments of 20% over a period of four years commencing December 20, 2000. See "-- Employment Agreement."

         The following table provides certain information concerning the value of stock options held by the Named Executive Officers as of December 31, 2000:


                                             FISCAL YEAR END OPTION VALUES
                                             -----------------------------

                                                  NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                                       UNDERLYING                               IN-THE-MONEY
                                                   UNEXERCISED OPTIONS                            OPTIONS
                                                     AS OF 12/31/00                            AS OF 12/31/00
                                                      EXERCISABLE/                              EXERCISABLE/
                                                      UNEXERCISABLE                            UNEXERCISABLE
                                                      -------------                            -------------
Patrick G. Blanchard.................                  2,889/9,111                                $0 / $0
Remer Y. Brinson, III................                  4,000/8,000                                $0 / $0

COMPENSATION OF DIRECTORS

         During fiscal 2000, each director of the Bank received director's fees of $200 for each regular Board meeting attended, $100 for each special Board meeting attended, and $25 for each committee meeting attended. In fiscal 2001, each outside director of the Bank will receive an annual retainer of 100 shares of the Company's Common Stock. In addition, each director will receive $200 for each regular Board meeting attended, $100 for each special Board meeting attended, $50 for each committee meeting attended, and $100 for each loan committee or executive committee meeting attended. These fees will be payable either in cash or an equivalent amount of the Company's common stock. Directors of the Company currently do not receive any compensation for services provided to the Company.

                              CERTAIN TRANSACTIONS

         The Bank extends loans from time to time to certain of the Company's and the Bank's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          Representatives of Cherry, Bekaert & Holland, L.L.P., the Company's independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         AUDIT FEES. The aggregate fees billed by Cherry, Bekaert & Holland for professional services rendered for the audit of the Company's annual financial statements for the year ending December 31, 2000 and the review of the financial statements included in the Company's Forms 10-Q for that year were $33,163.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2000, Cherry, Bekaert & Holland did not perform any services with regard to financial information systems design and implementation.

         ALL OTHER FEES. The aggregate fees for non-audit services provided by Cherry, Bekaert & Holland were $10,813.

             ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-KSB

         Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 2000 Annual Report to Shareholders that accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Mr. J. Harold Ward, Jr., at the offices of the Company, P.O. Box 1560, Thomson, Georgia 30824. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.

                              SHAREHOLDER PROPOSALS

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company's proxy statement for the 2002 Annual Meeting of Shareholders is December 31, 2001. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2002 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by March 16, 2002, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                           By Order of The Board of Directors,

                                           /s/ J. Harold Ward, Jr.
                                           ------------------------------------
                                           J. Harold Ward, Jr.
                                           Secretary


Augusta, Georgia
April 30, 2001

                       GEORGIA-CAROLINA BANCSHARES, INC.

                                REVOCABLE PROXY

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  OF GEORGIA-CAROLINA BANCSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Phillip G. Farr, Samuel A. Fowler, Jr., George H. Inman and John W. Lee, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc., $.001 par value per share (the "Common Stock") which the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Georgia-Carolina Bancshares, Inc. (the "Company") to be held on Wednesday, May 16, 2001 at 3:00 p.m. at the Radisson Riverfront Hotel, 2 10th Street, Augusta, Georgia 30901, or at any adjournments or postponements thereof upon the following:

1. To elect the following six Class I directors for a term of three years and until their successors are elected and qualified:

       Phillip G. Farr, Samuel A. Fowler, Jr., Arthur J. Gay, Jr., Joseph D.
              Greene, Hugh L. Hamilton, Jr. and William G. Hatcher

             [ ] FOR        [ ] WITHHOLD        [ ] FOR ALL EXCEPT

   INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
                  "FOR ALL EXCEPT" AND MARK THROUGH THAT NOMINEE'S NAME.

2. To transact such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE NOMINEES AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED HEREIN AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                              Please date and sign this Proxy exactly as
                                                              name(s) appears on the mailing label.

                                                              ---------------------------------------
                                                              Stockholder sign above

                                                              ---------------------------------------
                                                              Co-holder (if any) sign above

                                                              Print Name(s): ------------------------
                                                              NOTE: When signing as an attorney, trustee,
                                                              executor, administrator or guardian, please
                                                              give your title as such. If a corporation or
                                                              partnership, give full name by authorized
                                                              officer. In the case of joint tenants, each
                                                              joint owner must sign.

                                                              Dated:
                                                                      --------------------------------

I plan to attend the Annual Meeting.      Yes__________  No__________